Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT dated as of April 26, 2004 (this “Amendment”) to the Employment Agreement dated as of July 29, 2003 (“Employment Agreement”) by and between NPTest Holding Corporation, a Delaware corporation (together with its successors, the “Company”), and Ashok Belani (“Executive”).

WHEREAS, pursuant to the terms of the Employment Agreement, Executive would be entitled to receive two years’ salary as severance pay upon certain events of termination of employment, including a resignation for Good Reason (as defined in the Employment Agreement);

WHEREAS, the Company has entered into a Merger Agreement dated as of February 22, 2004 (the “Merger Agreement”) with Credence Systems Corporation (“Credence”) and Cataline Corporation, a wholly owned subsidiary of Credence, pursuant to which the Company will merge with Cataline Corporation (the “Merger”);

WHEREAS, Executive has agreed to continue with Credence after the Merger in a different capacity for a transition period pursuant to an employment agreement with Credence that, upon effectiveness of the Merger, will supersede the Employment Agreement;

WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to approve the changes to the Employment Agreement in this Amendment in consideration of Executive’s agreement to provide services for a transition period following the proposed Merger and the efforts that have been and will be required from Executive in connection with completing the Merger;

NOW THEREFORE the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Employment Agreement has the meaning assigned to such term in the Employment Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Employment Agreement shall, after this Amendment becomes effective, refer to the Employment Agreement as amended hereby.

Section 2. Amendment of Employment Agreement. Section 3.05 is hereby added to the Employment Agreement as follows:

“Section 3.05. Merger with Credence. Immediately prior to the consummation of the merger of the Company with Cataline Corporation pursuant to the Merger Agreement dated as of February 22, 2004 by and among the Company, Cataline Corporation and Credence Systems

Corporation, Executive shall receive an amount equal to $820,000 (representing two times the annual Base Salary in effect as of the Effective Date), less applicable withholding. Any payment pursuant to this Section 3.05 shall be in lieu of any payment that would otherwise become due under, and shall supersede any obligation of the Company under, Section 3.02 hereof.”

Section 3. Termination of Amendment. In the event that the Merger Agreement is terminated without consummation of the merger between the Company and Cataline Corporation, this Amendment shall terminate and be null and void.

Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

NPTEST HOLDING CORPORATION

By:	/s/ David Mullin
Name:	David Mullin
Title:	Chief Financial Officer

EXECUTIVE

/s/Ashok Belani Ashok Belani

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